400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300
N E W S    R E L E A S E

CONTACT:	Carol A. Cox, 201-930-3720	EMAIL:	ccox@barrlabs.com
Barr Reports GAAP Earnings of $0.49 Per Share For Quarter Ended September 30, 2006; Adjusted Earnings Were $0.78 Per Share
Strong Proprietary and Generic Oral Contraceptive Sales Drive Results
Woodcliff Lake, NJ — November 8, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $52.8 million, or $0.49 per fully diluted share, on revenues of $332 million for the quarter ended September 30, 2006. The current quarter results compare with net earnings of $83.2 million, or $0.78 per fully diluted share, on total revenues of $310 million in the quarter ended September 30, 2005.
The results for the quarter ended September 30, 2006 include a pre-tax charge of $42.4 million, or $0.25 per fully diluted share, related to the decline in the fair value of the Company’s foreign currency option acquired in connection with its acquisition of PLIVA d.d., and a one-time charge of $6 million, or $0.04 per fully diluted share, for a payment made to a third party supplier arising from the settlement of a patent challenge. Excluding these items, adjusted earnings for the quarter were $84.0 million, or $0.78 per fully diluted share.
“Contraceptive products, both generic and proprietary, continued to be the drivers of sales growth for our Company during the quarter,” said Bruce L. Downey, Barr’s Chairman and CEO. “Proprietary product sales climbed to more than $100 million, a 73% increase over last year, led by our ParaGard® IUD, Mircette® oral contraceptive and SEASONIQUE™ extended-cycle oral contraceptive. Our generic oral contraceptive sales increased 27%, due to the contributions of Jolessa®, which was launched in the quarter, as well as increased sales of Kariva®. While delivering these strong earnings, management also continued its successful pursuit to acquire PLIVA d.d., which closed on October 24, 2006, creating the world’s third largest generic pharmaceutical company.”
Revenues
Generic product sales decreased 5% to $198 million for the quarter ended September 30, 2006, compared to $207 million in the prior year period, as described in detail below.
Oral Contraceptives
Sales of generic oral contraceptives increased 27% to $121 million for the quarter ended September 30, 2006, compared to $95 million in the prior year period. The increase in sales was primarily related to sales from Jolessa launched during the quarter, and increased sales of Kariva. The Company launched Jolessa, a generic version of its own proprietary

SEASONALE® extended-cycle oral contraceptive product, following the launch of a competitor’s generic version of SEASONALE.
Other Generic Products
Sales of other generic products in the quarter ended September 30, 2006 decreased 32% to $76 million, compared to $112 million in the prior year period. The $36 million decrease is primarily related to decreased sales of the Company’s Desmopressin product. The significant decrease in Desmopressin sales was due to the expiration of the Company’s six-month exclusivity period in January 2006, after which two additional competitors entered the market with their generic versions of the product.
Proprietary Product Sales
Sales of the Company’s proprietary products increased 73% to $103 million for the quarter ended September 30, 2006, compared to $60 million for the prior year period.
Sales of our ParaGard IUD and Mircette oral contraceptive, each acquired in the quarter ended December 31, 2005, together with sales of our SEASONIQUE extended-cycle oral contraceptive that was launched in the quarter ended September 30, 2006, drove the increase in proprietary sales for the quarter.
Alliance, Development and Other Revenue
During the quarter ended September 30, 2006, alliance, development and other revenue decreased to $32 million, compared to $44 million in the prior year period. The decrease primarily reflects the decrease in income derived from the Company’s share of the profits from sales of fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, by Teva Pharmaceutical Industries Ltd. Pursuant to an agreement between Barr and Teva, Teva launched its generic version of Allegra tablets in September 2005.
Other Income (Expense)
During the quarter ended September 30, 2006, the Company recorded a pre-tax charge of $42.4 million, or $0.25 per fully diluted share, related to the decline in the fair value of the Company’s foreign currency option acquired in connection with its acquisition of PLIVA d.d. The remaining portion of the Company’s foreign currency option, which had a value of $14.8 million as of September 30, 2006, was sold for $11 million during October in connection with the PLIVA acquisition. The difference of $3.8 million will be recorded in the Company’s consolidated results for the period ending December 31, 2006.
Stock-Based Compensation
During the quarter ended September 30, 2006, the Company recorded stock-based compensation expenses of $7 million, or $0.04 per fully diluted share, the impact of which is recorded in cost of sales, SG&A and R&D.

Margins
Margins on product sales for the quarter ended September 30, 2006 were 73%, compared to 70% in the prior year period. The increase in margins reflected an improved mix of product sales, including an increasing percentage of sales of higher-margin proprietary products.
Update on R&D Activities
Investment in research and development totaled $40 million for the quarter, compared to $35 million in the prior year period. The increase in R&D expenses was driven primarily by increased clinical costs related to the Company’s generic and proprietary programs and higher costs associated with the development of the Company’s Adenovirus vaccine for the U.S. military.
Selling, General and Administrative
SG&A expenses were $98 million during the quarter ended September 30, 2006, compared to $69 million in the prior year period. SG&A for the current quarter included a one-time charge of $6 million, or $0.04 per fully diluted share, for a payment made to a third party supplier arising from the settlement of a patent challenge. SG&A for the quarter ended September 30, 2005 included a one-time, non-cash charge of $4 million, reflecting an estimate of the fair-value of the Company’s potential indemnity obligation related to the Company’s agreement with Teva on fexofenadine hydrochloride tablets, as required by the Financial Accounting Standards Board Interpretation No. 45. The year-over-year increase in SG&A is primarily related to: (1) higher sales and marketing costs related to the Company’s proprietary product portfolio, including the recently launched SEASONIQUE and ENJUVIA™ products; (2) higher IT consulting costs related to the implementation of our SAP enterprise resource system; and (3) higher amortization costs associated with the acquisition of the ParaGard IUD and Mircette oral contraceptive products.
Tax Rate
The Company’s effective tax rate for the quarter ended September 30, 2006 was 31.4%, as compared to 36.3% for the prior year period. The current quarter’s tax rate was positively impacted by about $0.03 per share related to the expiration of the federal and various state and local statutes of limitations for costs that were associated with a prior acquisition.
Balance Sheet
The Company’s cash, cash equivalents and marketable securities totaled approximately $767 million at September 30, 2006. Cash flows from operations totaled $205 million for the quarter ended September 30, 2006, while capital spending totaled $11.3 million during the quarter.
Financial Outlook
As previously announced, the Company is changing its fiscal year-end to December 31st, effective for the period ending December 31, 2006, to be more consistent with industry standards. In late February 2007, Barr will report consolidated financial results for the six months ending December 31, 2006, including the results of PLIVA from October 25, 2006 through December 31, 2006. The Company also plans to provide guidance for the year ending December 31, 2007 when it reports its results in February 2007.
Conference Call/Webcast
Barr will host a Conference Call at 8:30 AM Eastern time today to discuss earnings results for the quarter ended September 30, 2006. The number to call from within the United States is: (800) 230-1059 and (651) 291-5254 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on November 8th through 11:59 PM Eastern time November 10th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 844366.
The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. and its subsidiaries. The Company markets more than 120 generic and 25 proprietary products in the U.S. and more than 550 products globally outside of the U.S.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (including PLIVA d.d.) and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through the completion of the PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2006	2005
Revenues:
Product sales	$300,510	$266,793
Alliance, development and other revenue	31,860	43,646

Total revenues	332,370	310,439
Costs and expenses:
Cost of sales	81,684	80,062
Selling, general and administrative	97,523	68,572
Research and development	39,969	35,066

Earnings from operations	113,194	126,739
Interest income	6,782	4,475
Interest expense	156	79
Other income (expense), net	(42,865)	(455)

Earnings before income taxes	76,955	130,680
Income tax expense	24,194	47,437

Net earnings	$52,761	$83,243

Earnings per common share — diluted:
Net earnings	$0.49	$0.78
Weighted average shares — assuming dilution	108,061	106,290

Stock-based compensation expense:
Cost of sales	$2,116	$2,088
Selling, general and administrative	3,708	3,206
Research and development	1,300	1,476

Total stock-based compensation expense	$7,124	$6,770

	As of	As of
Select Balance Sheet Data	September 30, 2006	June 30, 2006
Cash & cash equivalents	$273,254	$24,422
Marketable securities -Current and long-term	494,150	595,614
Accounts receivable, net	184,671	226,026
Other receivables	28,233	50,235
Inventories, net	150,725	134,266
Accounts payable & accrued liabilities	186,812	169,167
Working capital	962,458	921,663
Total assets	2,068,417	1,921,419
Total debt	15,867	16,247
Shareholders’ equity	1,763,999	1,690,956

	Three Months Ended
	September 30,
	2006	2005
Cash flow provided by operations	$205,443	$84,389
Capital expenditures	11,342	15,949

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP EPS to Adjusted EPS
For the three months ended September 30, 2006 and 2005
(unaudited)

	Three Months Ended
	September 30,
	2006	2005
Earnings per common share — assuming dilution	$0.49	$0.78
After tax effect of:

Payment to raw material supplier	0.04
Write down on change in market value of derivative instrument	0.25

Earnings per common share — assuming dilution, net of charges	$0.78	$0.78

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with GAAP, the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges that were taken in the quarter ended September 30, 2006. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effects of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.